Exhibit 10.19

DIGITAL MUSIC GROUP, INC. (“DMGI”)

MANAGEMENT INCENTIVE BONUS PLAN (THE “PLAN”)

FOR THE YEAR ENDING DEC. 31, 2006

A.	Application – This Plan will be used for the year ending December 31, 2006, DMGI’s initial year as a publicly-traded company. It is envisioned that a new plan will be developed for succeeding years.

B.	Participants – All Corporate officers, presently consisting of CEO, COO, CFO and two Vice-Presidents. Participants may be added during the year, if approved by the Compensation Committee, on a pro rata basis; however, no additions may be made during the final five months of 2006. Only those Participants who are employed on the last day of the fiscal year shall be eligible to receive a bonus, unless there is a contractual obligation otherwise. Also, Participants who voluntarily resign from DMGI prior to the annual earnings announcement for 2006 shall forfeit all 2006 bonuses.

C.	Payment – As soon as practical after the release of annual results for 2006 and in no event later than April 15, 2007, calculations of the actual bonus due each Participant shall be made, approved by the Compensation Committee and paid in cash subject to applicable withholding taxes.

D.	Administration – The Compensation Committee retains the right to decide all discretionary bonus amounts and to decide all matters of interpretation with respect to this Plan. Decisions of the Compensation Committee shall be final and binding. The Compensation Committee also retains the right to amend, clarify or redefine, prospectively or retroactively, any and all terms of the plan by a majority vote of its members.

E.	Performance Criteria – Three measurement criteria will be used to calculate bonuses for 2006, as follows:

1.	Deployment of capital for acquisitions approved by the Content Acquisition Committee. For purposes of this criteria, “deployed capital” will consist only of fixed payments (made or to be made, excluding any option terms) to content owners in acquisition transactions and any finders’ fees associated with the specific transactions; it will not include legal fees, due diligence costs, clearance costs, and other ancillary costs associated with acquisitions.

2.	Net loss as reported on a GAAP-basis, including deductions for accrued bonuses estimated to be payable under this Plan.

3.	Discretionary – Assessment of qualitative factors including, but not limited to, maintaining value and liquidity in DMGI stock price; attracting and retaining high-caliber employees in all departments; expanding the geographic and various content network of channel partners; successfully renegotiating DMGI’s contract(s) with Apple iTunes, maintaining good relationships with channel partners, content owners, artists and other important third parties; acquiring quality catalogs, efficiently processing the new catalogs, and achieving preliminary performance consistent with the acquisition economics; implementing an effective investor relations program; maintaining effective systems and controls over the business and financial reporting; and maintaining open and candid communications with the Board of Directors.

F.	Performance Calculations – For the first two criteria above, the following “milestones” will be used to determine the achievement of bonuses:

1.

Deployment of capital for acquisitions – If less than $18 million of capital is deployed in content acquisitions closed during 2006, zero bonus will be earned for this criteria. For every $100,000 of capital deployed in content acquisitions over $18 million, 1.0% of the Target

Bonus potential for this category (see G. below) will be earned, up to a maximum of $28 million deployed (i.e., 100% of Target Bonus is earned at $28 million deployed). By way of an example, if $25.5 million in capital is deployed in acquisitions closed during 2006, then 75% of the Target Bonus will have been earned in this criteria.

2.	Net loss – If the net loss for 2006, as publicly reported, is greater than $1.5 million, zero bonus will be earned for this criteria. For every $100,000 that the net loss is reduced from $1.5 million to $1.0 million, 3% of the Target Bonus potential for this category will be earned. For every $100,000 that the net loss is further reduced from $1.0 million, an additional 10% of the Target Bonus potential for this category will be earned, up to a reported net loss of $150,000 (i.e., 100% of the Target Bonus is earned if the net loss is less than $150,000). By way of two examples, (a) if the net loss for 2006 is $1,100,000, then 12% of the Target Bonus will have been earned in this criteria, and (b) if the net loss for 2006 is $400,000, then 75% of the Target Bonus will have been earned in this criteria.

G.	Target Bonuses and Performance Measurement – For the CEO and CFO, the Target Bonus is established as 35/35/30, on a percentage basis applied to the three criteria in E. above, respectively. For the COO, the Target Bonus is established as 20/50/30, on a percentage basis applied to the three criteria in E. above, respectively. For the Vice Presidents of Business Development, the Target Bonus is established as 40/20/40, on a percentage basis applied to the three criteria in E. above, respectively.

H.	Bonus Calculation – Bonuses are to be calculated using the specific Performance Calculations and Performance Measurement factors set forth in F. and G. above, respectively, and applied to the annual base salary in effect as of the date this Plan at the rate of 100% for the CEO, COO and CFO, and 75% for the Vice Presidents. By way of an example, assume the CEO has a annual base salary of $150,000 and DMGI deploys $22 million in capital in acquisitions in 2006 and has a net loss of $1.0 million for the year. Further assume that the Compensation Committee believes that a discretionary bonus equal to 15% of the CEO’s annual base salary is appropriate. In this example, the CEO bonus is therefore $51,375, calculated as follows for each of the three Performance Criteria:

1.	Deployment of capital for acquisitions –

•	$22.0m (actual) – $18.0m (minimum) = $4.0m deployed over the minimum

•	$4.0m / $100,000 = 40 units of $100,000 each

•	40 units X 1.0% for each unit = 40% of Target Bonus earned

•	40% X 35% target for this criteria for CEO (G. above) = 14%

•	14% X $150,000 annual base salary = $21,000 bonus earned for this criteria.

2.	Net loss –

•	$1.5m (minimum loss) – $1.0m (actual) = $0.5m better than minimum

•	$0.5m / $100,000 = 5 units of $100,000 each

•	5 units X 3.0% for each unit = 15% of Target Bonus earned

•	15% X 35% target for this criteria for CEO (G. above) = 5.25%

•	5.25% X $150,000 annual base salary = $7,875 bonus earned for this criteria.

3.	Discretionary –

•	Compensation Committee can award up to 30% of base salary for CEO.

•	Compensation Committee decides on a discretionary award of 15% for CEO.

•	15% X $150,000 annual base salary = $22,500 bonus earned for this criteria.